UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): October 3, 2007

THOMAS EQUIPMENT, INC.
(Exact name of registrant as specified in charter)

Delaware	333-44586	58-3565680
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1475 32nd Avenue, Lachine, Quebec, Canada	H8T 3J1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (514) 635-7000

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into Material Definitive Agreement;
ITEM 3.02	Unregistered Sales of Equity Securities; and
ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 3, 2007, Ken Shirley and Mike Woods resigned as members of the Board of Directors of Thomas Equipment, Inc. (the “Company”). Messrs. Shirley and Woods each served on the Audit Committee and Compensation Committee. Each of Messrs. Shirley and Woods entered into a Severance Agreement and Covenants with the Company, pursuant to which the Company paid past due Director’s fees and each of the parties released the other from any liabilities. In addition, for past services, Mr. Shirley was granted warrants to purchase 1,250,000 shares of the Company’s common stock at a price of $.05 per share for a period of five years. Mr. Woods was granted warrants to purchase 400,000 shares of the Company’s common stock at a price of $.05 per share for a period of five years.

On October 3, 2007, Michael Luther resigned as Chief Executive Officer of the Company. Mr. Luther, a member of the Company’s Board of Directors, was appointed Chairman of the Board on October 3, 2007.

On October 3, 2007, the Company appointed Petter M. Etholm as a member of the Board of Directors and President and Chief Executive Officer. From 2000 to the present, Mr. Etholm, age 52, has been managing partner of Spinnaker Capital Partners, LLC, a private equity fund. From 2001 though 2006, Mr. Etholm also served as President of Cardsmart Retail Corporation. From 1995 through 2000, Mr. Etholm served as a principal of Norwegian Wood, Inc. Mr. Etholm received an undergraduate degree from The Norwegian School of Economics and Business Administration and a Masters of Business Administration in International Management from The American Graduate School of International Management.

On October 3, 2007, the Company and Mr. Etholm entered into an employment agreement pursuant to which Mr. Etholm will serve as President and Chief Executive Officer of the Company. Mr. Etholm will receive an annual base salary (subject to increase) of $300,000. Mr. Etholm will receive quarterly bonuses based on performance criteria set by the Compensation Committee of the Board with a target maximum annualized bonus equal to 70% of his base salary. Mr. Etholm shall also receive a retention bonus of $300,000 in the event he remains employed by the Company for a period 18 months, he terminates the agreement for good cause or the Company terminates the Agreement without cause, each as defined in the Agreement. Mr. Etholm also received a warrant to purchase sufficient shares of the common stock of the Company to equal five percent (5%) of the outstanding common stock as of the date of grant, measured on a “fully diluted basis", exercisable for a period of ten years at a price of $,07 per share (the “Incentive Warrant”).

Mr. Etholm shall be entitled to customary benefits. In addition, the Company has agreed to increase its directors and officers liability insurance coverage to $7,000,000.

In the event the Agreement is terminated by the Company without cause or by Mr. Etholm for good reason (each as defined in the Agreement), Mr. Etholm shall be entitled to a lump sum payment equal to his annual salary, in addition to all monies owed through the date of termination. He shall also be entitled to the vesting of all equity awards and the right to continued participation in the Company’s health insurance plan for a period of twelve months.

Upon a change in control of the Company or a disposition of all or substantially all of the Company’s assets, Mr. Etholm is entitled to receive a bonus equal to three (3%) percent of the net value of proceeds received by the Company’s shareholders, provided that if the in the money value of the Incentive Warrant is greater than the change of control bonus, Mr. Etholm shall only be entitled to retain the Incentive Warrant. If the change of control bonus is greater, he agrees to forfeit the Incentive Warrant. Mr. Etholm shall also be entitled to receive a gross up payment for any excise tax due as a result of the change of control bonus.

The Company also entered into an agreement to indemnify Mr. Etholm under certain circumstances.

On October 3, 2007, the Company appointed Greg Duman, age 52, as a member of the Board of Directors. Since August 2003, Mr. Duman has been President of Prism Technologies LLC, a patent licensing company. From February 2001 to January 2003, Mr. Duman was Chief Financial Officer and EVP of Transgenomic, Inc., a publicly traded company in the bio-tech industry. Mr. Duman is currently on the Board of Directors of Transgenomic. From 1983 to 2000, Mr. Duman served in a variety of capacities with Applied Communications/ Transaction Systems Architects, Inc. (“TSA”), a publicly traded software company. Mr. Duman’s positions with TSA included Controller, Chief Financial Officer, and Executive Vice President. Mr. Duman was also a member of TSA’s Board of Directors and served as Chairman of the Board in 2001. Mr. Duman holds a Bachelor of Science degree in Business Administration from the University of Nebraska.

Item 9.01 Financial Statements and Exhibits

10.1	Employment Agreement between Petter Etholm and Thomas Equipment, Inc., dated as of October 4, 2007

10.2	Indemnification Agreement between Petter Etholm and Thomas Equipment, Inc., dated as of October 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS EQUIPMENT, INC.

Date: October 9, 2007	/s/ PETTER M. ETHOLM
Petter M. Etholm,
President and Chief Executive Officer